Exhibit 99.1

NEWS RELEASE

Nabors Announces Third Quarter 2020 Results

HAMILTON, Bermuda, November 3, 2020 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported third quarter 2020 operating revenues of $438 million, compared to operating revenues of $534 million in the second quarter of 2020. The net loss from continuing operations attributable to Nabors common shareholders for the quarter was $161 million, or $23.42 per share, compared to a loss of $152 million, or $22.13 per share in the prior quarter. After-tax charges in the third quarter totaled $4 million, or $0.61 per share, primarily related to severance costs. In the second quarter, after-tax charges totaled $54 million, or $7.68 per share, mainly from asset impairments and severance costs.

For the third quarter, adjusted EBITDA was $114 million, compared to $154 million in the prior quarter. Nabors’ global drilling rig count declined by 11%, driven by a 16% reduction in its Lower 48 rig count, while the quarterly average rig count for this market fell by 37%. International rigs decreased by 11, or 13%. The majority of Nabors global rig decline resulted from temporary suspensions of rigs in Saudi Arabia, as well as contract cancellations in Kazakhstan, Colombia and Algeria. Several rigs in international markets continued on reduced or standby rates due to COVID restrictions. The third quarter benefited from a positive revenue adjustment of approximately $6 million, related to favorable outcomes in pricing negotiations across our International Drilling segment. Second quarter results benefited from one-time net gains of approximately $8 million, primarily reflecting revenue from early terminations on international drilling contracts.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our third quarter results were somewhat better than we expected. We executed well across the enterprise. Even as activity deteriorated as anticipated, margins were better than we projected in the Lower 48 and International rig markets. The spending reductions we implemented earlier this year supported our free cash flow generation and a modest improvement in net debt.

“The third quarter appears to mark an inflection point in the Lower 48 industry rig market, which has risen some 52 rigs, or 23%, from the level in mid-August. This momentum bolstered our own rig count through the quarter, and supported daily rig margins in the face of challenging industry utilization. Based on quarterly average working rig counts, we increased our Lower 48 market share by approximately three points sequentially, and in the third quarter held approximately a 15% share. In a difficult environment, this gain demonstrates growing client preference for our value proposition.

“We expect activity in the Lower 48 to continue improving. As we place rigs back to work, pricing on these rigs should be meaningfully below our Lower 48 fleet average. We have mitigated pricing erosion with significant reductions to our direct costs. Nonetheless, the full impact of current market pricing on our margins still lies ahead.

“In our International Drilling segment, rig count declined by 11 rigs. This change primarily reflects reduced activity in the Eastern Hemisphere in reaction to weak market fundamentals. Temporary suspensions accounted for most of the quarter’s reduction in rig count. We expect our suspended rigs to resume operations beginning in early 2021. In addition to this reduction in activity, our revenue continues to be affected materially by lower negotiated and standby rates reflecting COVID restrictions in a few markets.

NEWS RELEASE

“Activity trends in our international markets are mixed. We continue to see a gradual recovery in the Latin America markets. During the third quarter, we drilled a record well for an operator in Argentina. As a direct result of this performance, we have been awarded additional content from our Drilling Solutions portfolio on future wells, displacing incumbent competitors in the process.

“In the Eastern Hemisphere, we have experienced further activity suspensions in the fourth quarter. Although we expect our International rig count to decline during the remainder of the year, we anticipate it to stabilize by year end and gradually improve throughout 2021.

“The resurgence of COVID, and the recent volatility in oil prices, may temper this improvement in the market. Those factors notwithstanding, we remain focused on cost and capital discipline in order to generate free cash flow and reduce net debt.”

Consolidated and Segment Results

The U.S. Drilling segment reported $60.5 million in adjusted EBITDA for the third quarter of 2020, a $17.1 million, or 22%, reduction from the prior quarter. During the quarter, Nabors’ Lower 48 rig count, at 48, decreased by 9 rigs, or 16%. Average daily margins in the Lower 48 narrowed by $922, to $9,527, driven by a reduction in pricing of approximately $1,500 per day. The Company reduced daily operating costs by about $600 per day to help mitigate the weaker dayrates. The U.S. segment’s rig count currently stands at 58, with 53 rigs on rate in the Lower 48. Nabors’ rig count troughed at 45 rigs and has since recovered on increased market demand. Based on the Company’s current outlook, the fourth quarter average Lower 48 rig count is expected to increase by two to four rigs over the third quarter average. Fourth quarter drilling margins are expected to range between $8,500 and $9,000, reflecting additional pricing erosion. In the fourth quarter, the Company expects the U.S. Offshore and Alaska markets to experience stable activity and adjusted EBITDA in line with the third quarter.

International Drilling adjusted EBITDA declined sequentially from the prior quarter by $21.6 million, to $71.9 million. The third quarter benefited from retroactive pricing adjustments in several markets and by exceptional operating performance in Saudi Arabia. This was more than offset by the absence of the prior quarter’s one-time gains related to early terminations, coupled with activity reductions across markets. The International rig count averaged 71 rigs, a 13% decline from the prior quarter. Average margin per day was $12,678, a decline of $1,413, driven by a less favorable mix and the significant drop in rig count on relatively stable field support costs.

The Company’s fourth quarter outlook includes an additional four rig decline in the Eastern Hemisphere, two of which are temporary suspensions. Sequentially, Nabors expects its margins in the fourth quarter to be impacted by the absence of the third quarter retroactive revenue adjustment, and by additional costs in Saudi Arabia, related to ramping up of the SANAD rig count in preparation for resumption of activity at the beginning of next year. The Company’s revenue in Mexico also will be affected by a lengthy rig move between platforms during the quarter.

NEWS RELEASE

Canada Drilling reported adjusted EBITDA of $2.2 million, as rig activity increased from the seasonal low in the second quarter. Average daily gross margin increased significantly as the average working rig count improved, resulting in materially better cost absorption. The third quarter rig count totaled 7.4 rigs, up by 5.2 rigs from the prior quarter. For the fourth quarter of 2020, the Company expects rig activity at least equal to the third quarter.

In Drilling Solutions, adjusted EBITDA of $7.1 million declined by $2.3 million, or 24%, compared to the second quarter, due to reduced activity across service lines together with continued price erosion. The segment’s activity level is closely linked to the total Lower 48 rig count with significant activity lost both on Nabors and third-party rigs.

In the Rig Technologies segment, third quarter adjusted EBITDA was $1.3 million, down from the prior quarter adjusted EBITDA of $3.2 million. Lower capital equipment sales were the largest driver of the decline in segment results. The Company expects fourth quarter adjusted EBITDA for Drilling Solutions and Rig Technologies to remain roughly in line with the third quarter results.

Free Cash Flow and Capital Discipline

Capital expenditures were $39 million in the third quarter, and totaled $149 million for the first nine months of 2020. The Company expects capital expenditures of approximately $200 million for the full year.

Free cash flow, defined as net cash provided by operating activities less net cash used by investing activities, as presented in our cash flow statement, reached $9 million in the third quarter. These results include the impact of approximately $80 million in semiannual interest payments on senior notes during the third quarter. In September, the Company redeemed $139 million of its 5.00% notes at maturity. Total debt increased by $14 million during the third quarter and net debt, defined as total debt less cash, cash equivalents and short-term investments, declined by $6 million. Cash, cash equivalents and short-term investments closed at $514 million, a $20 million increase over the prior quarter. Subsequent to the end of the third quarter, the Company’s indirect wholly owned subsidiary, Nabors Industries, Inc., completed a private transaction in which $115 million in principal amount of its 0.75% Senior Exchangeable Notes due 2024 were exchanged for approximately $50.5 million of new 6.5% Senior Priority Guaranteed Notes due 2025.

William Restrepo, Nabors CFO, stated, “The third quarter environment continued to test the strength of our Company. Despite the challenges we face, there were many encouraging signs. Our team in the U.S. continued to deliver robust daily margins for the Lower 48 market and superior HSE performance, while maintaining our relative market share performance. We managed to conclude negotiations with several clients. This will allow us to resume collections of our receivables with these customers. Our activity overall has held up better than we thought, which resulted in strong adjusted EBITDA for the quarter. As promised, we once again delivered positive free cash flow, despite some deterioration in our DSOs and the semiannual interest payments on our notes. As a reminder, interest payments on our notes occur in the first and third quarters.

NEWS RELEASE

“We reduced overhead costs beginning in the second quarter. We made further progress in the third quarter. G&A, R&E and field support expenses totaled $85.4 million, an improvement versus $89.1 million in the second quarter. We expect those costs to remain at a similar level in the fourth quarter. Our cost and capital discipline has helped us absorb the difficult market trends.

“Although Lower 48 activity appears to have troughed, pricing remains weak. The International rig count continues to decline and our smaller segments are not pulling their weight. We expect our adjusted EBITDA to decrease materially in the fourth quarter and consequently will continue to focus on our costs and capital expenditures. Despite lower adjusted EBITDA, we anticipate free cash flow for the fourth quarter of approximately $90 million to $100 million. As we have done these past years, we will continue to use our free cash flow to reduce our debt levels.”

Mr. Petrello concluded, “While we remain focused on our financial goals, we are positioning the Company for the next upturn.

“Digitalization, analytics and automation will be the enabling technologies in the future. These transformations are already underway, and Nabors continues to drive these innovations.

“Our recently introduced RigCLOUD® digital platform, which is already gaining momentum with multiple major clients, is the central element of our comprehensive digital strategy. Our near-term objective for this leading-edge technology is to expand its penetration into the full range of clients. Further development of this technology and additional scale will be keys to our success.

“I would again like to thank our employees for their efforts and sacrifices in this trying environment. We owe our success to the hard work and dedication of the industry’s best and safest workforce.”

About Nabors

Nabors (NYSE: NBR) owns and operates one of the world's largest land-based drilling rig fleets and provides offshore platform rigs in the United States and several international markets. Nabors also provides directional drilling services, tubular services, performance software, and innovative technologies for its own rig fleet and those of third parties. Leveraging advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform the industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

NEWS RELEASE

Non-GAAP Disclaimer

This press release may present certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments. Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow to cash flow provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  William C. Conroy, Vice President of Corporate Development & Investor Relations, +1 281-775-2423, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954.   To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2020	2019	2020	2020	2019
Revenues and other income:
Operating revenues	$438,352	$758,076	$533,931	$1,690,647	$2,329,122
Earnings (losses) from unconsolidated affiliates	-	-	-	-	(5)
Investment income (loss)	(742)	(1,437)	2,036	(1,904)	8,709
Total revenues and other income	437,610	756,639	535,967	1,688,743	2,337,826

Costs and other deductions:
Direct costs	270,397	475,461	326,557	1,058,794	1,493,082
General and administrative expenses	46,168	63,577	46,244	149,796	196,159
Research and engineering	7,565	12,004	7,305	26,279	37,444
Depreciation and amortization	206,862	221,557	211,120	645,045	650,267
Interest expense	52,403	51,291	51,206	158,331	155,134
Impairments and other charges	5,017	3,629	57,852	339,303	106,007
Other, net	(425)	5,005	(30,795)	(48,330)	30,598
Total costs and other deductions	587,987	832,524	669,489	2,329,218	2,668,691

Income (loss) from continuing operations before income taxes	(150,377)	(75,885)	(133,522)	(640,475)	(330,865)
Income tax expense (benefit)	(3,695)	23,903	4,446	18,444	65,100

Income (loss) from continuing operations, net of tax	(146,682)	(99,788)	(137,968)	(658,919)	(395,965)
Income (loss) from discontinued operations, net of tax	22	157	23	(48)	(34)

Net income (loss)	(146,660)	(99,631)	(137,945)	(658,967)	(395,999)

Less: Net (income) loss attributable to noncontrolling interest	(10,805)	(19,297)	(10,167)	(38,437)	(44,202)
Net income (loss) attributable to Nabors	$(157,465)	$(118,928)	$(148,112)	$(697,404)	$(440,201)
Less: Preferred stock dividend	$(3,653)	$(4,310)	$(3,653)	$(10,958)	$(12,935)
Net income (loss) attributable to Nabors common shareholders	$(161,118)	$(123,238)	$(151,765)	$(708,362)	$(453,136)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(161,140)	$(123,395)	$(151,788)	$(708,314)	$(453,102)
Net income (loss) from discontinued operations	22	157	23	(48)	(34)
Net income (loss) attributable to Nabors common shareholders	$(161,118)	$(123,238)	$(151,765)	$(708,362)	$(453,136)

Earnings (losses) per share:
Basic from continuing operations	$(23.42)	$(18.27)	$(22.13)	$(102.25)	$(66.70)
Basic from discontinued operations	-	0.02	-	(0.01)	-
Total Basic	$(23.42)	$(18.25)	$(22.13)	$(102.26)	$(66.70)

Diluted from continuing operations	$(23.42)	$(18.27)	$(22.13)	$(102.25)	$(66.70)
Diluted from discontinued operations	-	0.02	-	(0.01)	-
Total Diluted	$(23.42)	$(18.25)	$(22.13)	$(102.26)	$(66.70)

Weighted-average number of common shares outstanding:
Basic	7,064	7,041	7,052	7,056	7,029
Diluted	7,064	7,041	7,052	7,056	7,029

Adjusted EBITDA	$114,222	$207,034	$153,825	$455,778	$602,437

Adjusted operating income (loss)	$(92,640)	$(14,523)	$(57,295)	$(189,267)	$(47,830)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,
(In thousands)	2020	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$513,825	$494,278	$452,496
Accounts receivable, net	347,212	349,005	453,042
Assets held for sale	562	562	2,530
Other current assets	301,413	309,077	340,598
Total current assets	1,163,012	1,152,922	1,248,666
Property, plant and equipment, net	4,225,034	4,395,725	4,930,549
Goodwill	-	-	28,380
Other long-term assets	429,262	433,768	553,063
Total assets	$5,817,308	$5,982,415	$6,760,658

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$-	$-	$-
Other current liabilities	486,018	523,690	656,548
Total current liabilities	486,018	523,690	656,548
Long-term debt	3,290,303	3,276,103	3,333,220
Other long-term liabilities	242,737	241,005	295,333
Total liabilities	4,019,058	4,040,798	4,285,101

Redeemable noncontrolling interest in subsidiary	438,486	434,131	425,392

Equity:
Shareholders' equity	1,255,648	1,413,147	1,982,811
Noncontrolling interest	104,116	94,339	67,354
Total equity	1,359,764	1,507,486	2,050,165
Total liabilities and equity	$5,817,308	$5,982,415	$6,760,658

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2020	2019	2020	2020	2019
Operating revenues:
U.S. Drilling	$130,243	$307,808	$173,784	$578,928	$951,419
Canada Drilling	10,774	12,191	3,564	39,929	48,895
International Drilling	248,392	328,278	301,078	886,580	992,439
Drilling Solutions	29,324	62,286	33,129	117,837	192,291
Rig Technologies (1)	28,466	63,106	33,582	104,198	207,610
Other reconciling items (2)	(8,847)	(15,593)	(11,206)	(36,825)	(63,532)
Total operating revenues	$438,352	$758,076	$533,931	$1,690,647	$2,329,122

Adjusted EBITDA: (3)
U.S. Drilling	$60,520	$120,936	$77,659	$239,988	$370,865
Canada Drilling	2,150	1,466	(564)	9,517	9,981
International Drilling	71,885	95,214	93,510	256,904	267,825
Drilling Solutions	7,129	23,471	9,411	35,979	66,978
Rig Technologies (1)	1,309	2,173	3,176	1,307	3,037
Other reconciling items (4)	(28,771)	(36,226)	(29,367)	(87,917)	(116,249)
Total adjusted EBITDA	$114,222	$207,034	$153,825	$455,778	$602,437

Adjusted operating income (loss): (5)
U.S. Drilling	$(39,162)	$12,427	$(23,395)	$(69,961)	$57,502
Canada Drilling	(3,507)	(5,701)	(5,795)	(9,265)	(11,297)
International Drilling	(16,872)	2,466	276	(20,743)	(10,055)
Drilling Solutions	(3,583)	16,145	1,733	8,699	42,793
Rig Technologies (1)	(1,807)	(641)	(1,492)	(11,450)	(5,293)
Other reconciling items (4)	(27,709)	(39,219)	(28,622)	(86,547)	(121,480)
Total adjusted operating income (loss)	$(92,640)	$(14,523)	$(57,295)	$(189,267)	$(47,830)

Rig activity:
Average Rigs Working: (6)
Lower 48	48.2	107.8	57.2	64.7	111.3
Other US	5.2	6.3	6.6	6.4	7.7
U.S. Drilling	53.4	114.1	63.8	71.1	119.0
Canada Drilling	7.4	7.7	2.2	8.8	10.4
International Drilling	71.3	87.7	82.4	80.1	88.7
Total average rigs working	132.1	209.5	148.4	160.0	218.1

Daily Rig Revenue:
Lower 48	$21,764	$25,895	$24,744	$25,120	$25,827
Other US	71,175	87,485	74,825	76,214	78,872
U.S. Drilling (8)	26,548	29,301	29,927	29,712	29,278
Canada Drilling	15,867	17,248	18,105	16,622	17,199
International Drilling	37,842	40,671	40,129	40,375	40,997

Daily Rig Margin: (7)
Lower 48	$9,527	$10,231	$10,449	$9,964	$10,208
Other US	48,636	49,446	46,032	45,861	41,853
U.S. Drilling (8)	13,314	12,400	14,132	13,190	12,267
Canada Drilling	4,203	3,799	899	4,880	4,955
International Drilling	12,678	13,739	14,091	13,446	12,990

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(1)	Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

(7)	Daily rig margin represents operating revenue less operating expenses, divided by the total number of revenue days during the quarter.

(8)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands)	2020	2019	2020	2020	2019
Adjusted EBITDA	$114,222	$207,034	$153,825	$455,778	$602,437
Depreciation and amortization	(206,862)	(221,557)	(211,120)	(645,045)	(650,267)
Adjusted operating income (loss)	(92,640)	(14,523)	(57,295)	(189,267)	(47,830)

Earnings (losses) from unconsolidated affiliates	-	-	-	-	(5)
Investment income (loss)	(742)	(1,437)	2,036	(1,904)	8,709
Interest expense	(52,403)	(51,291)	(51,206)	(158,331)	(155,134)
Impairments and other charges	(5,017)	(3,629)	(57,852)	(339,303)	(106,007)
Other, net	425	(5,005)	30,795	48,330	(30,598)
Income (loss) from continuing operations before income taxes	$(150,377)	$(75,885)	$(133,522)	$(640,475)	$(330,865)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	September 30,	June 30,	December 31,
(In thousands)	2020	2020	2019
	(Unaudited)
Current portion of debt	$-	$-	$-
Long-term debt	3,290,303	3,276,103	3,333,220
Total Debt	3,290,303	3,276,103	3,333,220
Less: Cash and short-term investments	513,825	494,278	452,496
Net Debt	$2,776,478	$2,781,825	$2,880,724

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2020	2020	2020
Net cash provided by operating activities	$46,134	$142,610	$247,906
Less: Net cash used for investing activities	(37,193)	(41,376)	(129,342)
Free cash flow	$8,941	$101,234	$118,564

Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow, because it believes that these financial measures accurately reflect the Company's ongoing profitability and performance.

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